Exhibit 99.1

Contacts: Investors Jackson Kelly T +01 404.676.7563 Media Amanda Rosseter T +01 404.676.2683	The Coca-Cola Company Global Public Affairs & Communications Department P.O. Box 1734 Atlanta, GA 30301

THE BOARD OF DIRECTORS OF THE COCA-COLA COMPANY
ELECTS ROBERT A. KOTICK AS DIRECTOR
ATLANTA, Feb. 16, 2012 - The Board of Directors of The Coca-Cola Company today elected Robert “Bobby” Kotick as a Director of the Company, effective immediately.
Kotick, 48, is President, Chief Executive Officer and a Director of Activision Blizzard, Inc., a global interactive entertainment software leader and the world's largest independent video game publisher. An entrepreneur in the interactive industry, Kotick purchased a stake in Activision in 1990, became CEO in 1991 and grew the company to its industry-leading position.
From 2003 to 2008, Kotick also served as a Director of Yahoo!, Inc., one of the most visited internet destinations worldwide. Kotick began his career in 1983 creating software for the Apple II.
“Bobby brings an entrepreneurial mindset and a high level of financial literacy and digital knowledge to our Company,” said Muhtar Kent, Chairman and CEO of The Coca-Cola Company. “His global brand expertise and insight will be invaluable as we continue to grow our business and invest in enhancing our digital engagement with consumers and customers around the world.”
As part of his election, Kotick was appointed to the Company's Committee on Management Development Committee.

Kotick is a member of the board of trustees for The Center for Early Education and The Harvard Westlake School, both located in Los Angeles. He also serves as Chairman of the Committee of Trustees at the Los Angeles County Museum of Art and is the founder of the Call of Duty Endowment, which is dedicated to securing jobs for unemployed veterans.

About The Coca-Cola Company
The Coca-Cola Company (NYSE: KO) is the world's largest beverage company, refreshing consumers with more than 500 sparkling and still brands. Led by Coca-Cola, the world's most valuable brand, our Company's portfolio features 15 billion dollar brands including Diet Coke, Fanta, Sprite, Coca-Cola Zero, vitaminwater, Powerade, Minute Maid, Simply, Georgia and Del Valle. Globally, we are the No. 1 provider of sparkling beverages, ready-to-drink coffees, and juices and juice drinks. Through the world's largest beverage distribution system, consumers in more than 200 countries enjoy our beverages at a rate of 1.7 billion servings a day. With an enduring commitment to building sustainable communities, our Company is focused on initiatives that reduce our environmental footprint, support active, healthy living, create a safe, inclusive work environment for our associates, and enhance the economic development of the communities where we operate. Together with our bottling partners, we rank among the world's top 10 private employers with more than 700,000 system employees. For more information, please visit www.thecoca-colacompany.com or follow us on Twitter at twitter.com/CocaColaCo.

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